THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW. THEY ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION S ("REGULATION") PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THOSE LAWS.

THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   No. - -                                                  $_______ U.S.

                              SPATIALIGHT, INC.

           3% SUBORDINATED CONVERTIBLE DEBENTURE DUE DECEMBER 24, 1999

     THIS DEBENTURE is one of a duly authorized issue of Debentures of Spatialight, Inc., a corporation duly organized and existing under the laws of the State of New York (the "Company"), designated as its 3% Subordinated Convertible Debentures Due December 24, 1999, in an aggregate principal amount not exceeding U.S. $800,000 (the "Debentures").

FOR VALUE RECEIVED, the Company promises to pay to ___________ the registered holder hereof (the "Holder"), the principal sum of ___________ Dollars ($_______ U.S.), on or prior to December 24, 1999, (the "Maturity Date"), and to pay interest on the principal sum
                     (CONTINUED ON REVERSE)


IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

                                  SPATIALIGHT, INC.



Dated: December 24, 1997          By:
                                     -----------------------------------------
                                       William E. Hollis
                                       Chairman of the Board, Chief Executive
                                       Officer, and Chief Financial Officer
outstanding from time to time in arrears on the Maturity Date, at the rate of 3% per annum. Accrual of interest on this Debenture shall commence on the date that, in connection with the consummation of the initial purchase of this Debenture from the Company, the escrow agent first had in its possession funds representing full payment for this Debenture, and interest shall continue to accrue until payment in full of the principal sum has been made or duly provided for. The interest so payable will be paid on the Maturity Date to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register") at the Company's option in either cash or Common Stock. All accrued and unpaid interest shall bear interest at the same rate of 3% per annum from the Maturity Date until the date of payment. The principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address of the Holder last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time. The Debenture Register shall represent the record of ownership and right to receive principal and interest on this Debenture. Interest and principal shall be payable only to the registered Holder as reflected in the Debenture Register. The right to receive principal and interest under this Debenture shall be transferable only through an appropriate entry in the Debenture Register as provided herein. The forwarding of such payment shall constitute a payment of interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such payment.

     This Debenture is subject to the following additional provisions:

1. DEBENTURES. The Debentures are issuable in denominations of One Hundred Thousand Dollars ($100,000 U.S.) and integral multiples of Fifty Thousand Dollars ($50,000 U.S.) in excess thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same, but shall not be issuable in denominations less than integral multiples of Fifty Thousand Dollars ($50,000 U.S.). No service charge or other charges of any kind will be made for such registration of transfer or exchange.

2. WITHHOLDINGS. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments. The Holder shall pay any other taxes, charges, or levies in connection with the issuance or transfer thereof.

3. TRANSFER. This Debenture is issued subject to investment representations of the original Holder hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), including Regulation S promulgated under the Act. Any Holder of this Debenture, by acceptance hereof, agrees to the representations, warranties and covenants herein. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

4. CONVERSION. The record Holder of this Debenture shall have conversion rights as follows (the "Conversion Rights"):

     (a) RIGHT TO CONVERT. The record Holder of this Debenture shall be entitled, at the option of the Holder, subject to the Company's right of redemption set forth in Section 5(a), to convert 100% of the aggregate principal amount of Debentures held by such Holder, at any time beginning on February 7, 1998, at the office of the Company or any transfer agent for the Debentures, into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula:

Number of shares issued upon conversion = (Principal + Interest)/Conversion Price, where

     - Principal = The principal amount of the Debenture(s) to be converted,

     - Interest = Principal x (N/365) x .03, where N = the number of days between (i) the date of issuance of this Debenture, and (ii) the applicable date of conversion for the Debenture for which conversion is being elected, and

     - Conversion Price = the lesser of (x) 75% of the average Closing Bid Price for the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion, as defined below, or (y) 120% of the average Closing Bid Price for the Common Stock of the Company for the five (5) trading days immediately preceding the Closing Date (as defined in the Security Purchase Agreement between the Holder and the Company, dated of even date herewith, the "Securities Purchase Agreement"). For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price of Company's Common Stock as reported by NASDAQ (or, if not reported by NASDAQ, as reported by such other exchange or market where traded).

     (b) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of this Debenture. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay cash to such Holder in an amount equal to such fraction multiplied by the Conversion Price then in effect. In the case of a dispute as to the calculation of the Conversion Rate, the Company's calculation shall be deemed conclusive absent manifest error. In order to convert Debentures into full shares of Common Stock, the Holder shall surrender the certificate or certificates therefor, duly endorsed, by either overnight courier or 2-day courier, to the office of the Company or of any transfer agent for the Debentures, and shall give written notice to the Company (the "Notice of Conversion") at such office that he elects to convert the same, the number and principal amount of Debentures so converted and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such Debentures are delivered to the Company or its transfer agent as provided above, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

     The Company shall use reasonable efforts to issue and deliver within three
(3) business days after delivery to the Company of such certificates, or after such agreement and indemnification, to such Holder of Debentures at the address of the Holder on the books of the Company, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. The date on which notice of conversion is given (the "Date of Conversion") shall be deemed to be the date set forth in such notice of conversion, provided that the original Debentures to be converted are received by the transfer agent or the Company within five (5) business days thereafter and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original Debentures to be converted are not received by the transfer agent or the Company within five business days after the Date of Conversion, the notice of conversion shall become null and void.

     Following conversion of a Debenture, or a portion thereof, the principal and interest owed on that Debenture or portion of the Debenture so converted will be deemed paid in full and satisfied, and such Debenture or portion thereof will no longer be outstanding.

     (c) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Debentures (as defined in the Securities Purchase Agreement), no less than 150% of the number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Debentures; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Debentures, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (d) Nothing contained in this Debenture or paragraph 4(e) hereof, shall be deemed to establish or require the payment of interest to the Purchaser at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid under the Debenture exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and any amounts selected in excess of the permissible amount shall be deemed a payment of principal. To the extent that such excess amount exceeds the aggregate principal amount of this Debenture, such excess shall be returned with reasonable promptness by the

Holder to the Company.

     (e) In the event the Company does not make delivery of the certificates of Common Stock, as instructed by Holder, within ten (10) business days after the Date of Conversion, then in such event the Company shall pay to the Holder an amount, in immediately available funds in accordance with the following schedule, wherein "No. Business Days Late" is defined as the number of business days beyond the 3 business days delivery period.

                                         LATE PAYMENT FOR EACH
                                         $10,000 OF DEBENTURE
PRINCIPAL AMOUNT BEING
NO. BUSINESS DAYS LATE                   CONVERTED
     1                                   $100
     2                                   $200
     3                                   $300
     4                                   $400
     5                                   $500
     6                                   $600
     7                                   $700
     8                                   $800
     9                                   $900
     10                                  $1,000
     11                                  $1,000 +  $200 for each
                              Business Days Late Beyond 10 days

     To the extent that the failure of the Company to issue the certificates of Common Stock pursuant to this Section 4(e) is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of this Section 4(e) shall not apply but instead the provisions of Section 4(f) shall apply. The Company shall pay any payments incurred under this Section 4(e) in immediately available funds within three (3) business days from the date of issuance of the certificates of applicable Common Stock. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to issue and deliver Common Stock to the Holder within six (6) business days after the Date of Conversion.

     (f) If, at any time, a Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a conversion of the Debentures (a "Conversion Default," the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder a certificate representing all of the shares of Common Stock which are available, and the Notice of Conversion as to any Debentures requested to be converted but not converted (the "Unconverted Debentures") shall become null and void. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default" to all existing Holders of outstanding Debentures, by facsimile, within one (1) business day of such default (with the original delivered by overnight or two day courier). No Holder may submit a Notice of Conversion after receipt of Notice of Conversion Default until the date additional shares of Common Stock are authorized by the Company. The Company agrees to pay to all Holders of outstanding Debentures payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365 x (.24) x the initial issuance price of the outstanding Debentures held by each Holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to affect conversion of all remaining Debentures. The Company shall send notice ("Authorization Notice") to each Holder of outstanding Debentures that additional shares of Common Stock have been authorized, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in immediately available funds, or shall be convertible into Common Stock at the Conversion Rate, at the Purchaser's option, payable as follows: (i) in the event Purchaser elects to take such payment in immediately available funds, payments shall be made to such Purchaser of outstanding Debentures by the fifth day of the following calendar month, or (ii) in the event Purchaser elects to take such payment in stock, the Purchaser may convert such payment amount into Common Stock at the Conversion Rate at anytime after the 5th day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the Mandatory Conversion Date (as defined herein).

          Nothing herein shall limit the Purchaser's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of common stock.

     (g) MANDATORY PAYMENT OR CONVERSION ON MATURITY DATE. Each Holder of a Debenture outstanding on December 24, 1999, shall have the right to demand, by written notice to the Company which is received by the Company no later than December 10, 1999, (the "Payment Notice"), that payment of all principal and accrued interest on this Debenture be paid to such Holder in cash or in immediately available funds on December 24, 1999. Each outstanding Debenture for which a Payment Notice is not timely received by the Company on or before December 10, 1999, automatically shall be converted into Common Stock on December 24, 1999, at the Conversion Price for each share of Common Stock calculated in accordance with the formula in Section 4(a) above, and December 24, 1999, shall be deemed the Date of Conversion with respect to such conversion. The Company shall not be entitled to require conversion of the Debentures.

     (h)  ADJUSTMENT TO FIXED CONVERSION PRICE.

          (i) If, prior to the conversion of all of the Debentures, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

          (ii) If, prior to the conversion of all Debentures, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Holders of Debentures shall thereafter have the right to purchase and receive upon conversion of Debentures, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Debentures held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Debentures to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise
     hereof.   The Company shall not effect any transaction described in this subsection 4(h) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holders of the Debentures such shares of stock and/or securities as, in accordance with the foregoing provisions, the Holders of the Debentures may be entitled to purchase.

          (iii) If any adjustment under this Section 4(h) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

5.   REDEMPTION.

     (a) RIGHT TO REDEEM. The Company shall have the right, in its sole discretion, upon receipt of a notice of conversion pursuant to Section 4, to redeem in whole any Debentures submitted for conversion, immediately prior to conversion.

     (b) MECHANICS OF REDEMPTION. The Company shall effect each such redemption by giving notice of its election to redeem, by facsimile within one
(1) business day following receipt of a notice of conversion from a Holder, with a copy by 2-day courier, to the Holder of Debentures submitted for conversion at the address and facsimile number of such Holder appearing in the Company's register for the Debentures. Such redemption notice shall indicate whether the Company will redeem all or part of the Debentures submitted for conversion and the applicable redemption price. The Company shall not be entitled to send any notice of redemption and begin the redemption procedure unless it has the full amount of the redemption price, in cash, available in a demand or other immediately available account in a bank or similar financial institution on the date the redemption notice is sent to the Holder.

     The redemption price per Debenture shall be calculated as 100% of the five day average Closing Bid Price immediately preceding the Date of Conversion.

     For the purposes of the above formula, "Principal,"and "Interest," shall have the meanings set forth in Section 4(a).

     The redemption price shall be paid to the Holder of Debentures redeemed within two (2) business days of the delivery of the notice of such redemption to such Holder; provided, however, that the Company shall not be obligated to deliver any portion of such redemption price unless either the certificates evidencing the Debentures redeemed are delivered to the Company or its transfer agent as provided in Section 4(b), or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

6. NO PREPAYMENT. The Company shall have no right to prepay this Debenture, in whole or in part, prior to the Maturity Date: provided, however, that this
Section 6 shall not prevent the Company from exercising the redemption rights set forth in Section 5 in the event a holder of this Debenture seeks to convert this Debenture.

7.   The following shall constitute an "Event of Default":

     (a) The Company shall default in the payment of Principal or Interest on this Debenture; or

     (b) Any of the representations, warranties, or covenants made by the Company herein, in the Securities Purchase Agreement, Registration Rights Agreement, Escrow Agreement, or any other related agreements, or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company in connection with the execution and delivery of this Debenture or the Security Purchase Agreement shall be false or misleading in any material respect at the time made; or

     (c) The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement, or obligation of the Company under this Debenture, the Registration Rights Agreement, the Escrow Agreement, or any other related agreement and such failure shall continue uncured for a period of ten (10) business days after written notice from the Holder of such failure; or

     (d) The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

     (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

     (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

     (g) Any money judgement, writ or warrant of attachment, or similar process in excess of One Hundred Thousand ($100,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

     (h) Bankruptcy, reorganization, insolvency liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

     (i) The Company shall have its Common Stock suspended or delisted from trading on the over-the-counter market. Then, or any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

8. NO IMPAIRMENT. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued in similar terms are direct obligations of the Company.

9. TERMINATION. After this Debenture shall have been surrendered for conversion as herein provided or notice of conversion shall have been given by the Company pursuant to Section 4(g) herein, this Debenture shall no longer be deemed to be outstanding and all rights with respect to this Debenture, including, without limitation, the right to receive interest hereon and the principal hereof, shall forthwith terminate as of the Date of Conversion, except only the right of the Holder hereof to receive shares of Common Stock in exchange herefor.

10. PROTECTIVE PROVISIONS. So long as Debentures are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of at least a majority of principal amount of the then outstanding Debentures (i) alter or change the rights, preferences or privileges of the Debentures so as to affect adversely the Debentures or (ii) incur indebtedness which is senior to the Debentures. Notwithstanding the above, the Company may incur debt with respect to trade credit, purchase money security interests, inventory and other debt incurred in the ordinary course of business, including up to $500,000 of secured borrowings from commercial banks or similar institutional lenders.

11. NO VOTING RIGHTS. This Debenture shall not entitle the Holder hereof to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company.

12.  LOST OR DESTROYED DEBENTURE.   If this Debenture shall be mutilated, lost,
stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Company.

13. SALES IN COMPLIANCE WITH APPLICABLE LAW. Any Holder of this Debenture, by acceptance hereof, agrees that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon exercise thereof except under circumstances which will not result in a violation of the Act, including Regulation S, if applicable, promulgated under the Act, or any applicable state Blue Sky law or similar laws relating to the sale of securities and the Holder agrees to provide the Company with the documentation required by the Security Purchase Agreement executed by the original Holder hereof to demonstrate that such offer, sale or disposition complies with applicable securities laws.

14. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. Any dispute or controversy between the parties arising in connection with this agreement or the subject matter contemplated by this agreement shall be resolved by arbitration before a three-member panel of the American Arbitration Association in accordance with the commercial arbitration rules of said forum and the Federal Arbitration Act, 9 U.S.C. 1, ET SEQ., with the resulting award being final and conclusive. Said arbitrators shall be empowered to award all forms of relief and damages claimed, including, but not limited to, attorney's fees, expenses of litigation and arbitration, exemplary damages, and prejudgment interest. Notwithstanding the foregoing, Holder may at any time and at its option, whether or not an arbitration action is then pending, initiate a civil action for temporary and permanent injunctive and other equitable relief against Company. Company acknowledges that upon any breach of Holder's conversion rights hereunder, Holder's resulting injury may not be adequately compensated by a remedy at law. Accordingly, upon such breach, Holder, at its election and without limitation of its other remedies, shall be entitled to pursue a claim for specific performance of this Agreement, and Company hereby waives the right to assert any defense thereto that Holder has an adequate remedy at law. The parties further agree that any arbitration action between them shall be heard in Atlanta, Georgia, and expressly consent to the jurisdiction and venue of the Superior Court of Fulton County, Georgia, and the United States District Court for the Northern District of Georgia, Atlanta Division for the adjudication of any civil action asserted pursuant to this Paragraph.

15. BUSINESS DAY DEFINITION. For purposes hereof, the term "business day" shall mean any day on which banks are generally open for business in the State of New York, USA and excluding any Saturday and Sunday.

16. NOTICES. Any notice, demand or request required or permitted to be given by either the Company or the Subscriber pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally, or by facsimile (with a hard copy to follow by two day courier), addressed to the Company at 8-C Commercial Boulevard, Novato, California 94949-6125, Telecopy No. (415) 883-3363 and with respect to the Holder as disclosed in the Securities Purchase Agreement or such other addresses as a party may request by notifying the other in writing.

17. WAIVER. Any waiver by the Company or the Holder hereof of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder hereof to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

18. UNENFORCEABLE PROVISIONS. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

                            EXHIBIT "A"

                        NOTICE OF CONVERSION

              (To be Executed by the Registered Holder in order to Convert the Convertible Debentures)

The undersigned hereby irrevocably elects to convert $_________ U.S. in principal amount of Convertible Debentures ("Convertible Debentures"), represented by Debenture No(s). ____ (the "Convertible Debentures Certificate(s)") into shares of common stock ("Common Stock"), $0.01 par value, of Spatialight, Inc. (the "Company") according to the conditions of the Convertible Debentures, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the undersigned for any conversion, except for transfer taxes, if any.

The undersigned represents that it and each person or entity on whose behalf it holds Convertible Debentures to be converted into Common Stock (each an "Investor"): (i) is familiar with and understands the terms, conditions and requirements contained in Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Act"); (ii) is not a "U.S. Person" or "distributor" as defined in Regulation S; (iii) purchased the Convertible Debentures for which conversion is being elected, and is purchasing the Common Stock referenced herein, for its own account and for the account of each Investor and not for the account or benefit of any U.S. Person; (iv) will comply with the transfer restrictions contained in Section 4(1) of the Act to the extent applicable; (v) during the Restricted Period (as defined in the Securities Purchase Agreement), has not had a "short" position in the Company's securities (including any short call position or any long put position or any contract or arrangement that had the effect of eliminating or substantially diminishing the risk of ownership of the Convertible Debentures); (vi) has no prior understanding with respect to the sale of the Common Stock to any third party; (vii) has not engaged in any "directed selling efforts" (as such term is defined in Regulation S) with respect to the Convertible Debentures or the Common Stock issuable upon conversion of the Convertible Debentures; (viii) purchased the Convertible Debentures with investment intent and will dispose of the Common Stock only in compliance with Regulation S and all other applicable provisions of the federal securities laws; (ix) will make any sale, transfer or other disposition of the Common Stock in full compliance with the Act, the Exchange Act, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder; and (x) received the offer to purchase the Convertible Debentures outside the United States and, at the time the Subscription Agreement pursuant to which the Convertible Debentures was executed was, and upon execution of this Notice of Conversion is, outside the United States. The undersigned has obtained representations from each Investor with respect to compliance with paragraphs (i) - (x) of this Notice.

Conversion Calculations:          ________________________________________
                                  Date of Conversion

                                  ________________________________________
                                  Applicable Conversion Price

                                  ________________________________________
                                  Signature

                                  ________________________________________
                                  Name

                                  Address:
                                  ________________________________________
                                  ________________________________________